Exhibit 10.2
LUCID GROUP, INC.
SECOND AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
You have been granted the following Option (this “Option” or this “Award”) to purchase shares of common stock of Lucid Group, Inc. (the “Company”) under the Lucid Group, Inc. Second Amended and Restated 2021 Stock Incentive Plan (as may be amended from time to time, the “Plan”) which Option shall be governed by the terms and conditions of the Plan, as well as this Notice of Stock Option Grant (the “Notice”), the Stock Option Terms and Conditions attached hereto as Exhibit A, and the additional terms and conditions set forth in any appendix for your jurisdiction (the “Appendix” and all together, this “Agreement”), all of which are attached to or incorporated herein in their entirety:

Name of Optionee:	[Name of Optionee]

Grant Date:	[Date of Grant]

Total Number of Shares Subject to Option:	[Total Shares]

Type of Option:	[Award Type]

Exercise Price Per Share:	$[Exercise Price]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[Actual vesting schedule to be inserted.]

Expiration Date:	[Expiration Date] This Option (and the ability to exercise the Option) expires earlier if your Service terminates earlier, as described in the Stock Option Terms and Conditions.

By your written signature below (or your electronic acceptance), you agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” In addition, you acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in the Plan, this Notice, and the other components of this Agreement (including the attached Stock Option Terms and Conditions in Exhibit A and the Appendix) and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing (or electronically accepting) this Notice and that you have either consulted such counsel or voluntarily declined to consult such counsel.
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If you do not sign (or electronically accept) this Agreement (in accordance with the method specified by the Company) by the first vesting date for the Option set forth in this Notice, this Agreement will be deemed accepted by you, and you will be subject to the terms and conditions of the Plan and this Agreement.

OPTIONEE		LUCID GROUP, INC.
By:
Optionee’s Signature	Name:

Optionee’s Printed Name

Title:
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Exhibit A
LUCID GROUP, INC.
SECOND AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN
STOCK OPTION TERMS AND CONDITIONS

The Plan and Other Agreements
The Option that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in these Stock Option Terms and Conditions or other portion of this Agreement will have the meanings ascribed to them in the Plan.
The Plan and this Agreement (consisting of the attached Notice, these Stock Option Terms and Conditions and the Appendix hereto) constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Option are superseded, with the exception of (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Tax Treatment	This Option is intended to be an ISO or a Nonstatutory (Non-qualified) Option, as provided in the Notice. Even if this Option is designated as an ISO, it will be deemed to be a Nonstatutory (Non-qualified) Option to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

Company’s Obligation	You are receiving the Option in consideration for Services rendered by you. The Option represents the right to purchase, on the terms and conditions set forth in the Plan or this Agreement, all or any part of the aggregate number of Shares subject to the Option as set forth in the Notice. You may only exercise the Option to the extent it has vested. The Option represents an unsecured obligation of the Company.

Vesting	The Option becomes exercisable in accordance with the vesting schedule set forth in the Notice. No additional portion of the Option may vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Term
This Option shall expire at the close of business at Company headquarters on the day before the [seventh (7th)] anniversary of the Grant Date, as shown on the Notice (fifth (5th) anniversary for a more than ten percent (10%) shareholder as provided under the Plan if this is an ISO) (the “Expiration Date”). This Option may expire earlier if your Service terminates, as described herein.

Forfeiture
Upon your termination of Service for any reason, this Option shall expire immediately as to the number of Shares subject to the portion of the Option that has not vested before the date of such termination of Service (and that does not become vested as a result of such termination).  This means that the unvested portion of this Option will immediately be cancelled and forfeited upon such termination of Service.  You will receive no payment for Shares subject to the portion of the Option that is so cancelled and forfeited.
Upon your termination of Service by the Company for Cause, this Option shall expire immediately as to the total number of Shares subject to the Option. This means that the unvested portion and the vested portion of this Option will immediately be cancelled and forfeited upon such termination of Service.  You will receive no payment in respect of such cancellation and forfeiture.
If your Service terminates for any reason except (a) due to your death or Disability or (b) termination by the Company for Cause, then this Option will expire as to the number of Shares that have become vested at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date).
For purposes of this Agreement, termination of Service will be deemed to have occurred as of the date you cease to be an Employee, Consultant, or Outside Director (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any). The Company shall have the exclusive discretion to determine when your Service terminates for purposes of this Agreement (including whether you may still be considered to be providing services while on a leave of absence).

Death	If your Service terminates because of your death, then this Option will expire as to any Shares subject to the vested portion of the Option at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to twelve (12) months, your estate or heirs may exercise this Option with respect to vested Shares.

Disability	If your Service terminates because of your Disability, then this Option will expire as to any vested Shares at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).

Leaves of Absence
For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Exercise and Settlement of Option
Only the vested portion of the Option may be exercised. You may exercise such vested portion, in whole or in part, at any time until the Expiration Date or earlier termination pursuant to this Agreement. If partially exercised, you may exercise the remaining unexercised vested portion of the Option at any time until the Expiration Date or earlier termination pursuant to this Agreement. No portion of the Option shall be exercisable after the Expiration Date. When you wish to exercise the Option, you must provide a written or electronic notice of exercise form approved by the Company in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many vested Shares are being exercised. If someone else wants to exercise vested Shares after your death, that person must prove to the Company’s satisfaction that they are entitled to do so.
Any portion of the Option shall be deemed to be exercised on the business day that the Company receives an exercise notice in the form approved by the Company and payment or arrangement is made for payment of the aggregate exercise price for the portion of the Option being exercised and satisfaction of any withholding obligations, in each case, in a manner permitted by the Company. If the notice is received after business hours on such date, then the Option shall be deemed to be exercised on the business date immediately following the business date such notice is received by the Company.
Upon the exercise of all or portion of the Option and payment of the aggregate Option exercise price and payment or other satisfaction of any withholding obligations in a manner approved by the Company, as set forth in these Stock Option Terms and Conditions, you shall be entitled to receive the underlying vested Shares being exercised.
The Company will not permit you to exercise this Option if, at the time of intended exercise, the issuance of Shares would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Shares pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval will not have been obtained.

Form of Payment
When you submit your notice of exercise, you must include payment of the aggregate Option exercise price for the Shares you are purchasing. Payment must be made in cash, by check payable to the order of the Company, wire transfer of immediately available funds, or, subject to any applicable Company insider trading policy (including blackout periods) and applicable law, by the following form(s):
•If permitted by the Committee, certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of this Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.
•By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.
•If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option will be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Option exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Option exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued will be paid by you in cash or in another form of payment permitted under this Option (with Committee permission, if applicable). The directions must be given by providing a notice of exercise form approved by the Company.
•Any other form permitted by the Committee in its sole discretion.
Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Withholding Taxes
Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (including taxes that are imposed on the Company or your Employer as a result of your participation in the Plan but are deemed by the Company or your Employer to be an appropriate charge to you) (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares or the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from amounts otherwise payable to you in connection with the exercise of the Option or from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds Shares having a Fair Market Value equal to the amount necessary to satisfy up to the maximum legally required tax withholding, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Option Nontransferable	In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you, by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this Option in any other way.

No Retention Rights	Neither this Option nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

No Voting Rights or Dividends	This Option carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the Option exercise price, and the purchased Shares are issued to you. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option.

Adjustments	The number of Shares covered by this Option and the Option exercise price per Share will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional stock options or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice
Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may also, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan, this Award, any Shares, or any other Company-related documents by electronic means. By accepting this Award, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code	This Agreement and the Option is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the exemption for stock options in Treasury Regulation Section 1.409A-1(b)(5) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, to the extent this Agreement and the Option are subject to, and not exempt from, Section 409A of the Code, this Agreement and the Option are intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A. If it is determined that the Option is deferred compensation subject to Section 409A of the Code and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A of the Code), then the payment that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the payment thereafter in accordance with the original vesting schedule set forth above, but if and only if such delay in payment is necessary to avoid the imposition of adverse taxation on you in respect of the Option under Section 409A of the Code. Each installment that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Applicable Law and Arbitration
This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

Any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement shall be subject exclusively to any arbitration agreement or policy that you may be subject to with respect to the Company from time to time.

No Public Offer	This Award is made to you in your capacity as an Employee, Outside Director or Consultant. The grant of this Award is not intended to constitute a public offer of securities in any jurisdiction.

Independent Advice Recommended	The information provided by the Company, your Employer or any service provider engaged by the Company or your Employer in respect of this Award does not take into account your individual circumstances, objectives, needs or financial situation and does not constitute legal, tax or financial advice. You should exercise caution in relation to this Award and obtain independent professional advice if you have any doubt about any of the terms and before taking actions in relation to this Award.

No Additional Entitlements
The grant of this Award is strictly discretionary. Neither the Plan nor this Agreement provides or implies any expectation or right in relation to (i) your future participation in the Plan, the grant of awards (or benefits in lieu of awards) or the receipt of similar benefits in the future; or (ii) the provisions and amount of any Plan participation or similar benefits that the Company or your Employer may decide to offer in the future.
The Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time to the extent permitted by the Plan.
You are not automatically entitled to the exercise of any discretion in your favor and you do not have any claim or right of action in respect of any decision or omission which may operate to your disadvantage, even if such decision or omission is unreasonable, irrational or might otherwise be regarded as perverse or in breach of any duties. All decisions made by or on behalf of the Company in respect of this Award are final and binding in all respects.
These provisions apply regardless of whether offers or participation in the Plan are regular and repeated or on a one-off or otherwise exceptional basis, and regardless of whether your Employer is involved in the administration of the Plan or your Award.
The Award and the Shares subject to the Award, and the income from and value of the same are not part of your normal or expected compensation for purposes of, including but not limited to, calculating severance, resignation, termination, redundancy, dismissal, or end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
Unless otherwise provided in the Plan or by the Company, in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Awards or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

Recoupment
Without limiting the generality of Section 21 of the Plan, your Award and any other awards granted to you under the Plan (or any predecessor thereto), as well as all other Covered Compensation (as defined in the Company’s Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”)) that you have received or receive in the future from the Company shall be subject to the Recoupment Policy. Notwithstanding anything herein to the contrary, your Award (to the extent vested) shall not be deemed fully earned until the Recoupment Period (as defined in the Recoupment Policy) applicable to the Award has lapsed.

Miscellaneous
Unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income from and value of the same, are not granted as consideration for, or in connection with, your services that may be provided as a director of an Affiliate.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan, this Agreement or under applicable law.

Share Price Risk; Currency Fluctuation Risk and Charges
There is a risk that the Shares underlying the Option may fall as well as rise in value. Market forces will impact the market value of Shares and, in the worst case, the market value of the Shares may become zero. Neither the Company nor any Subsidiary or Affiliate is liable for any loss due to movements in Share value.
Neither the Company, nor any Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar, or for any charges imposed in relation to the conversion or transfer of currency, that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

Data Privacy
You hereby declare that you agree with the data processing practices described herein and consent to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from non-U.S. data protection law perspective, for the purposes described herein.
Declaration of Consent.  You understand that you must review the following information about the processing of Personal Data by or on behalf of the Company or, if different, a Subsidiary or Affiliate as described in this Agreement and any materials related to your eligibility to participate in the Plan and declare your consent.  As regards the processing of your Personal Data in connection with the Plan, you understand that the Company is the controller of your Personal Data.
Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about you for purposes of implementing, administering and managing the Plan. You understand that this information may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all equity awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Personal Data”).  The legal basis for the processing of your Personal Data, where required, is your consent.
Stock Plan Administration Service Providers.  You understand that the Company transfers your Personal Data, or parts thereof, to Morgan Stanley Smith Barney LLC, an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share your Personal Data with such different service providers that serve the Company in a similar manner.
International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration, and management of the Plan, such as Morgan Stanley Smith Barney LLC, are based in the U.S. If you are located outside the U.S., your country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is your consent.
Data Retention. The Company will process your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your termination of Service. When the Company no longer needs Personal Data for any of the above purposes, you understand that the Company will remove it from its systems.
Voluntariness and Consequences of Denial/Withdrawal of Consent.  You understand that any participation in the Plan and your consent are purely voluntary.  You may deny or later withdraw your consent at any time, with future effect and for any or no reason.  If you deny or later withdraw your consent, the Company cannot offer participation in the Plan or grant Options or other equity awards to you or administer or maintain such awards, and you will not be eligible to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your employment or service relationship with the Company or a Subsidiary or Affiliate and that you would merely forfeit the opportunities associated with the Plan.
Data Subject Rights. You understand that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your relationship with the Company or your Employer and is carried out by automated means. In case of concerns, you also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, your rights, you understand you should contact your local human resources representative, if any.

Insider Trading/Market Abuse	You understand that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, and the country or countries in which the Shares may be listed, which may affect your ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of Shares, rights to Shares (this Award), or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is your responsibility to comply with any applicable restrictions and you should consult with your personal legal advisor on this matter.

Foreign Asset/Account Reporting Requirements	You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares or cash received from participating in the Plan (including from any dividends paid on Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets, or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations and that you should speak with a personal legal advisor on this matter.

Language	You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Appendix	Notwithstanding any provisions in this Agreement, the Option shall be subject to any additional terms and conditions for your jurisdiction set forth in the Appendix attached hereto. Moreover, if you relocate to one of the jurisdictions included in the Appendix, the additional terms and conditions for such jurisdiction will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Imposition of other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan and on the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver	You acknowledge that a waiver by the Company of breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other award recipient.

BY SIGNING (OR ELECTRONICALLY ACCEPTING) THE NOTICE ATTACHED TO THESE STOCK OPTION TERMS AND CONDITIONS, YOU AGREE TO ALL OF THE TERMS AND ALL OF THE CONDITIONS IN THE AGREEMENT (INCLUDING THE NOTICE, THESE STOCK OPTION TERMS AND CONDITIONS, AND THE APPENDIX), AND IN THE PLAN.

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